NEWS RELEASE
TSX: SCY
May 14, 2015
NR 15-4
www.scandiummining.com

Scandium International Technical Disclosure Review

Vancouver, B.C. – May 14, 2015 – Scandium International Mining Inc. (TSX:SCY) (“Scandium International” or the “Company”) announces that as a result of a review by the British Columbia Securities Commission (“BCSC”), the Company is issuing the following news release to clarify its disclosure.

Review of Technical Report

The Company advises that the technical report entitled “NI 43-101 F1 Technical Report on the Feasibility of the Nyngan Scandium Project” dated October 24, 2014 (the “Report”), as filed, does not comply with certain requirements of National Instrument 43-101. As a result the Company submitted on May 12, 2015, an amended technical report (the “Amended Report”) to the BCSC, for their review and comment, prior to filing on SEDAR.

The Amended Report corrects items of the original Report, including the following:

•	Removal of reliance by the report authors on information prepared by third parties and the Company, as well as removal of disclaimers that are not permitted under NI 43-101;
•	Removal of the term “Feasibility” as improper, in the title of the Report;
•	Inclusion of additional information on the procedures for sample preparation, analysis and security;
•	Inclusion of additional information supporting the estimate of mineral resources, including how the data and information was verified;
•	Clear identification of exploration work conducted by the Company, versus exploration work conducted by others;
•	Inclusion of additional information supporting assumptions and parameters used in the economic analysis, and disclosure of the annual cash flow forecast;
•	Replacement of the QP supporting the mine design with a QP that has a mine engineering degree, and
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Inclusion of additional information required under NI 43-101 rules, including identifying the property location on the title page, adding illustrations, augmenting the description of the deposit, and adding information on environmental and permitting matters.

The BCSC may provide additional comments based on their review of the Amended Report, which will only be filed after all Commission comments are addressed.

Review of Corporate Presentation

The Company has amended and updated its corporate presentation, available on its website. The updated corporate presentation removes previous disclosure that did not comply with NI 43-101, including the following:

•	Reporting combined measured and indicated resources, without also reporting them separately,
•	Reporting gross in-situ metal value,
•	Including statements in investor materials regarding PEA economics that did not include adequate cautionary language required under NI 43-101. The Company notes that a preliminary economic assessment is preliminary in nature and should not be considered to be a pre-feasibility or feasibility study, as the economics and technical viability of the Project have not been demonstrated at this time.

Qualified Persons

Mr. Willem Duyvesteyn, MSc, AIME, CIM, a director and Chief Technology Officer of Scandium International and a "qualified person" as defined in NI 43-101, has approved the technical information contained in this news release.

For further information, please contact:

George Putnam, President and CEO.
Tel: 928-208-1775
Email: info@scandiummining.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Certain statements in this news release are forward-looking statements, which reflect the expectations of management regarding its disclosure and amendments thereto, the technical disclosure review by the BCSC and related correspondence, and the actions taken by the Company to address comments of the BCSC. There can be no assurance that the events anticipated by such forward looking statements will occur as contemplated or at all. Forward looking statements in this news release reflect management’s view as at the date hereof. There is no guarantee that the Company will be able to address all comments of the BCSC set out in their disclosure review or in response to subsequent submission by the Company.

Cautionary Note to U.S. Investors Regarding Resource Estimates: The Company’s technical disclosure uses terms such as "indicated resources" and "measured resources" which are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101. The disclosure standards in the U.S. Securities and Exchange Commission's (SEC) Industry Guide 7 normally do not recognize information concerning these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Accordingly, information concerning mineral deposits set forth in the Company’s disclosure documents may not be comparable with information presented by companies using only U.S. standards in their public disclosure.